Exhibit 99.1

Twin Disc Reports Strong Fourth Quarter & Full Year Results

MILWAUKEE, Wis., August 16, 2023 (GLOBE NEWSWIRE) -- Twin Disc, Inc. (NASDAQ: TWIN) today reported results for the fourth quarter and full fiscal year 2023, which ended on June 30, 2023.

Fiscal Fourth Quarter 2023 Highlights

●	Sales increased 10.5% year-over-year to $83.9 million
●	Net income attributable to Twin Disc was $8.6 million and EBITDA* of $13.0 million
●	Significantly improved operating cash flow of $16.0 million
●	Free cash flow* of $14.9 million compared to $(3.4) million in the year-ago period
●	Strong six-month backlog of $119.2 million supported by healthy ongoing demand

CEO Perspective
“Fiscal 2023 was a tale of two halves. After facing significant supply chain headwinds and cost increases in the first half of the year, our team maintained focus and executed exceptionally. Since the start of the year, we further streamlined shipments and caught up on past-due orders. The cumulative benefit of our pricing actions from earlier in the year and easing supply chain conditions, combined with operational excellence, contributed to sales growth, sequential gross margin expansion, and significant improvements to operating and free cash flow,” commented John H. Batten, President and Chief Executive Officer of Twin Disc.

“Global demand across product groups drove solid year-over-year sales growth for the quarter and full year. We also had several projects reactivated after being canceled during COVID. The macroeconomic and geopolitical environment remains uncertain though project visibility, customer inquiries, and after-market demand continue to fuel our cautiously optimistic outlook. As we look to fiscal 2024, we remain committed to maintaining our momentum, driving further growth, and delivering value to our stakeholders,” concluded Mr. Batten.

Fourth Quarter & Full-Year Results
Sales for the fiscal 2023 fourth quarter increased 10.5% year-over-year to $83.9 million and fiscal 2023 sales increased 14.0% to $277.0 million. Fourth quarter and full year sales growth were similarly driven by demand for the Company’s Marine and Propulsion Systems and Land-Based Transmissions markets, and favorable product mix.

Sales by product group:

Product Group	Q4 FY23 Sales	Q4 FY22 Sales	Change (%)
(Thousands of $):
Marine and Propulsion Systems	48,634	39,693	22.4%
Land-Based Transmissions	22,864	23,259	(1.7)%
Industrial	7,928	9,800	(19.1)%
Other	4,497	3,222	39.6%
Total	$83,923	$75,974	10.5%

Product Group	FY23 Sales	FY22 Sales	Change (%)
(Thousands of $):
Marine and Propulsion Systems	158,291	135,008	17.2%
Land-Based Transmissions	73,048	64,904	12.5%
Industrial	29,775	32,100	(7.2)%
Other	15,846	10,901	45.4%
Total	$276,960	$242,913	14.0%

For fiscal 2023, Twin Disc delivered double-digit growth year-over-year in the North America and the Asia-Pacific regions. The distribution of sales across geographical regions was consistent, with a slight increase in the proportion of total sales coming from North America versus Europe.

Gross profit increased 2.3% to $24.7 million compared to $24.2 million for the fourth quarter of fiscal 2022. Fourth quarter gross margin increased approximately 340 basis points sequentially to 29.5%, reflecting the benefit of prior pricing actions, continued easing of supply chain headwinds, and successfully executing our operational playbook. For fiscal 2023, gross profit increased 8.0% to $74.3 million. For the fiscal 2023 full year, gross margin decreased approximately 150 basis points to 26.8%.

Marketing, engineering and administrative (ME&A) expense decreased by $0.8 million, or 4.5%, to $16.6 million, compared to $17.3 million in the prior year quarter. The decreased ME&A expense was primarily driven by lower bonus expense. For the fiscal 2023 full year, ME&A expense increased 3.6% to $62.2 million, primarily driven by subsidies that did not recur in fiscal 2023, wage inflation, and increased marketing activities. These were partially offset by the impact of foreign exchange and reduced bonus expense.

Net income attributable to Twin Disc for the quarter was $8.6 million, or $0.62 per diluted share, compared to net income attributable to Twin Disc of $10.2 million, or $0.75 per share, for the fourth fiscal quarter of 2022. The year-over-year decrease was driven by higher income tax and interest expenses. For fiscal 2023, the Company generated net income attributable to Twin Disc of $10.4 million, or $0.75 per diluted share, a decrease of 0.8% and 3.8%, respectively, from fiscal 2022.

Earnings before interest, taxes, depreciation and amortization (EBITDA) of $13.0 million in the fourth quarter, were flat compared to the fourth quarter of fiscal 2022. Full year fiscal 2023 EBITDA increased 7.6% to $25.8 million from $24.0 million in fiscal 2022.  The year-over-year increase was primarily driven by higher income tax expense.

On a consolidated basis, the backlog of orders to be shipped over the next six months is approximately $119.2 million, compared to $127.7 million at the end of the third quarter. As a percentage of six-month backlog, inventory increased slightly from 107% at the end of the third quarter to 111% at the end of the fourth quarter. Compared to the end of fiscal 2022, cash increased 5.9% to $13.3 million and net debt* decreased $18.7 million to $5.4 million. The decrease was primarily attributable to net payoff of long-term debt.

CFO Perspective
Jeffrey S. Knutson, Vice President of Finance, Chief Financial Officer, Treasurer and Secretary stated, “Consistent and strong global demand across our product groups and end markets drove sales growth through the year as price, mix, and volume all contributed to our fiscal 2023 performance. Disciplined execution allowed our team to improve past-due orders and strategically manage our inventory and backlog levels, a fiscal 2023 priority and key milestone to achieve our medium-term targets. We also made progress on our free cash flow conversion target, generating $14.9 million of free cash flow, and expect this momentum to continue in 2024.”

Other Updates
Twin Disc’s pension accounting method changed to modified mark-to-market during the fourth quarter of fiscal year 2023. The change in accounting method has been applied retroactively for the fourth quarter and full fiscal year results presented in this earnings release. The modified mark-to-market adjustment for fiscal year 2022 resulted in a $2.4 million increase in net income compared with what was originally reported.

Discussion of Results
Twin Disc will host a conference call to discuss these results and to answer questions at 9:00 a.m. Eastern time on August 16, 2023. The live audio webcast will be available on Twin Disc’s website at https://ir.twindisc.com. To participate in the conference call, please dial 866-652-5200 approximately ten minutes before the call is scheduled to begin. A replay of the webcast will be available at https://ir.twindisc.com shortly after the call until August 15, 2024.

About Twin Disc

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. For more information, please visit www.twindisc.com.

Forward-Looking Statements
This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The words “anticipates,” “believes,” “intends,” “estimates,” and “expects,” or similar anticipatory expressions, usually identify forward-looking statements. The Company intends that such forward-looking statements qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on current expectations, and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from current expectations. Such risks and uncertainties include the impact of general economic conditions and the cyclical nature of many of the Company’s product markets; foreign currency risks and other risks associated with the Company’s international sales and operations; the ability of the Company to successfully implement price increases to offset increasing commodity costs; the ability of the Company to generate sufficient cash to pay its indebtedness as it becomes due; and the possibility of unforeseen tax consequences and the impact of tax reform in the U.S. or other jurisdictions. These and other risks are described under the caption “Risk Factors” in Item 1A of the Company’s most recent Form 10-K filed with the Securities and Exchange Commission, as supplemented in subsequent periodic reports filed with the Securities and Exchange Commission. Accordingly, the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. The Company assumes no obligation, and disclaims any obligation, to publicly update or revise any forward-looking statements to reflect subsequent events, new information, or otherwise.

*Non-GAAP Financial Information

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts. These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definitions
Earnings before interest, taxes, depreciation and amortization (EBITDA) is calculated as net earnings or loss excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses.

Net debt is calculated as total debt less cash.

Free cash flow is calculated as net cash provided (used) by operating activities less acquisition of fixed assets.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (In thousands, except per-share data; unaudited)

	For the Quarter Ended		For the Year Ended
	June 30, 2023	June 30, 2022 (As Adjusted)	June 30, 2023	June 30, 2022 (As Adjusted)

Net sales	$83,923	$75,974	$276,960	$242,913
Cost of goods sold	59,177	51,782	202,628	174,101
Gross profit	24,747	24,192	74,332	68,812

Marketing, engineering and administrative expenses	16,556	17,331	62,243	60,085
Restructuring activities	(31)	(569)	177	973
Other operating income	(1)	(325)	(4,148)	(3,282)
Income from operations	8,222	7,754	16,060	11,036

Interest expense	(571)	(534)	(2,253)	(2,128)
Other income (expense), net	2,492	3,083	658	3,693
	1,921	2,549	(1,595)	1,565

Income before income taxes and noncontrolling interest	10,144	10,304	14,465	12,601
Income tax expense	1,439	66	3,788	1,823

Net income	8,705	10,238	10,677	10,778
Less: Net earnings attributable to noncontrolling interest, net of tax	(110)	(88)	(297)	(311)
Net income attributable to Twin Disc	$8,596	$10,150	$10,380	$10,467

Income per share data:
Basic income per share attributable to Twin Disc common shareholders	$0.64	$0.76	$0.77	$0.78
Diluted income per share attributable to Twin Disc common shareholders	$0.62	$0.75	$0.75	$0.78

Weighted average shares outstanding data:
Basic shares outstanding	13,508	13,399	13,468	13,353
Diluted shares outstanding	13,844	13,456	13,811	13,382

Comprehensive income
Net income	$8,704	$10,238	$10,677	$10,778
Benefit plan adjustments, net of income taxes of $25, $(619), $21 and $(598) respectively	85	(4,147)	667	(2,635)
Foreign currency translation adjustment	(2,483)	(5,222)	634	(11,593)
Unrealized gain on cash flow hedge, net of income taxes of $0, $0, $0 and $0, respectively	81	501	54	2,250
Comprehensive income (loss)	6,387	1,370	12,032	(1,200)
Less: Comprehensive income (loss) attributable to noncontrolling interest	(30)	(59)	248	176
Comprehensive income (loss) attributable to Twin Disc	$6,417	$1,429	$11,783	$(1,376)

Note - Amounts may not foot due to rounding

RECONCILIATION OF CONSOLIDATED NET INCOME TO EBITDA

(In thousands; unaudited)

	For the Quarter Ended		For the Year Ended
	June 30, 2023	June 30, 2022 (As Adjusted)	June 30, 2023	June 30, 2022 (As Adjusted)
Net income attributable to Twin Disc	$8,596	$10,150	$10,380	$10,467
Interest expense	571	534	2,253	2,128
Income tax expense	1,439	66	3,788	1,823
Depreciation and amortization	2,423	2,230	9,359	9,547
Earnings before interest, taxes, depreciation and amortization	$13,029	$12,980	$25,781	$23,965

RECONCILIATION OF TOTAL DEBT TO NET DEBT

(In thousands; unaudited)

	June 30, 2023	June 30, 2022
Current maturities of long-term debt	$2,010	$2,000
Long-term debt	16,617	34,543
Total debt	18,627	36,543
Less cash	13,263	12,521
Net debt	$5,364	$24,022

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

(In thousands; unaudited)

	For the Quarter Ended		For the Year Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net cash provided by operating activities	$16,037	$(1,090)	$22,898	$(8,313)
Acquisition of fixed assets	1,108	2,358	7,918	4,729

Free cash flow	$14,929	$(3,448)	$14,980	$(13,042)

Note - Amounts may not foot due to rounding

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; except share amounts, unaudited)

		June 30,
	June 30, 2023	2022 (As Adjusted)
ASSETS
Current assets:
Cash	$13,263	$12,521
Trade accounts receivable, net	54,760	45,452
Inventories	131,930	127,109
Assets held for sale	2,968	2,968
Prepaid expenses	8,459	7,756
Other	8,326	8,646

Total current assets	219,706	204,452

Property, plant and equipment, net	38,650	41,615
Right-of-use assets operating leases	13,133	12,685
Intangible assets, net	12,637	13,010
Deferred income taxes	2,244	2,178
Other assets	2,811	2,583

TOTAL ASSETS	$289,181	$276,523

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$2,010	$2,000
Accounts payable	36,499	28,536
Accrued liabilities	61,586	50,542

Total current liabilities	100,095	81,078

Long-term debt, less current maturities	16,617	34,543
Lease obligations	10,811	10,575
Accrued retirement benefits	7,608	9,974
Deferred income taxes	3,280	3,802
Other long-term liabilities	5,253	5,363

Total liabilities	143,664	145,335

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; issued: 14,632,802; no par value	42,855	42,551
Retained earnings	120,299	109,919
Accumulated other comprehensive loss	(5,570)	(6,974)
	157,584	145,496
Less treasury stock, at cost (960,459 and 984,139 shares, respectively)	12,491	14,720

Total Twin Disc shareholders' equity	145,093	130,776

Noncontrolling interest	424	412
Total equity	145,517	131,188

TOTAL LIABILITIES AND EQUITY	$289,181	$276,523

Note - Amounts may not foot due to rounding

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands; unaudited)

	For the Year Ended
	June 30, 2023	June 30, 2022 (As Adjusted)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,677	$10,778
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	9,359	9,547
Gain on sale of assets	(4,264)	(3,126)
Restructuring expenses	137	(1,328)
Provision for deferred income taxes	(634)	(849)
Stock compensation expense and other non-cash charges, net	2,996	2,428
Other	201	201
Net change in operating assets and liabilities	4,426	(25,964)

Net cash provided by operating activities	22,898	(8,313)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant, and equipment	(7,918)	(4,729)
Proceeds from sale of fixed assets	7,177	9,455
Proceeds on note receivable	-	500
Other, net	333	675

Net cash (used) provided by investing activities	(408)	5,901

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving loan arrangements	81,620	104,473
Repayments of revolving loan arrangements	(97,774)	(95,704)
Repayments of other long-term debt	(2,037)	(3,081)
Payments of finance lease obligations	(621)	(933)
Payments of withholding taxes on stock compensation	(463)	(486)
Dividends paid to noncontrolling interest	(236)	(214)

Net cash (used) provided by financing activities	(19,511)	4,055

Effect of exchange rate changes on cash	(2,237)	(1,462)

Net change in cash	742	181

Cash:
Beginning of period	12,521	12,340

End of period	$13,263	$12,521

Note - Amounts may not foot due to rounding

Investors:

Riveron

TwinDiscIR@Riveron.com

Source: Twin Disc, Incorporated